Exhibit 99.1
PRESS RELEASE
Nine Months 2022 Results
Continued FMC customer expansion, reaching 804,500 subscribers at Sept. 30, 2022 (+15,600). Accelerated postpaid net additions to 17,900 and stable broadband customer base despite certain inorganic factors and an intensified competitive environment.
Improved financial trends in Q3 2022, leading to 1% revenue growth year-to-date, & 230% increase in year-on-year net profit and broadly stable Adjusted EBITDAaL on a rebased basis, offsetting higher staff and energy costs.
FY 2022 outlook unchanged, while the consolidation of Caviar Group as of Q4 2022 is not expected to have a material impact on our projected rebased growth rates.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, October 27, 2022 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2022.

HIGHLIGHTS

•Revenue of €1,952.1 million for the first nine months of 2022, up 1% compared to the same period last year with a clear acceleration in Q3 as a result of the mid-June 2022 price adjustment (+3% year-on-year to €660.5 million).
▪Net profit of €996.1 million for the first nine months of 2022. The robust 230% year-on-year increase was attributable to the gain on disposal of assets related to the TowerCo transaction as well as a significantly improved financial result due to a non-cash gain on our derivatives.
▪Adjusted EBITDA(2) of €1,017.9 million for the first nine months of 2022, -1% year-on-year, impacted by inflationary headwinds on our staff-related expenses and higher energy prices. Improved trend in Q3 in line with our top line performance, up 3% year-on-year to €347.3 million.
▪Adjusted EBITDAaL(2) for the first nine months of 2022 reached €925.1 million, marking a 2% decline year-on-year. On a rebased(1) basis, Adjusted EBITDAaL was broadly stable over the comparable period.
▪Accrued capital expenditures(3) for the first nine months of 2022 reached €1,203.4 million and included the recognition of the recently acquired mobile spectrum licenses and the tower lease. Excluding the recognition of certain football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions impacts, as per our FY 2022 guidance, our year-to-date accrued capital expenditures were €448.3 million, equivalent to approximately 23% of revenue, up 17% year-on-year.
▪Adjusted EBITDA less property & equipment additions(4) (previously referred to as Operating Free Cash Flow) of €569.6 million for the first nine months of 2022, -11% year-on-year driven by higher accrued capital expenditures as a result of increased capital intensity and a 1% contraction in our Adjusted EBITDA as explained above.
▪Net cash from operating activities, net cash from investing activities and net cash used in financing activities of €784.7 million, €329.3 million and €307.9 million, respectively, for the first nine months of 2022. Adjusted Free Cash Flow(5) of €291.1 million, -3% year-on-year, reflecting (i) €14.2 million higher direct acquisition costs and (ii) an €8.0 million lower contribution from our vendor financing, more than offsetting €9.0 million lower cash taxes paid relative the first nine months of last year.
▪Robust debt and liquidity profile characterized by (i) no debt amortizations prior to March 2028, (ii) weighted average maturity of 5.8 years, (iii) fully hedged debt profile, (iv) full access to €555.0 million of untapped liquidity under our revolving credit facilities and (v) €945.6 million of cash and cash equivalents at September 30, 2022.
▪Stable net total leverage at 3.5x at September 30, 2022 on a last two quarters' annualized EBITDAaL basis and net covenant leverage at 2.3x relative to our springing maintenance covenant of 6.0x.

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For the nine months ended September 30,	2022	2021	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,952.1	1,928.9	1%
Operating profit	467.6	465.6	—%
Net profit	996.1	301.7	230%
Net profit margin	51.0%	15.6%

Basic earnings per share	9.18	2.76	233%
Diluted earnings per share	9.18	2.76	233%

Adjusted EBITDA (2)	1,017.9	1,027.1	(1)%
Adjusted EBITDA margin %	52.1%	53.2%

Adjusted EBITDAaL (2)	925.1	939.2	(2)%
Adjusted EBITDAaL margin %	47.4%	48.7%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (3)	448.3	383.8	17%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	23.0%	19.9%

Adjusted EBITDA less property & equipment additions (4)	569.6	643.3	(11)%

Net cash from operating activities	784.7	743.3	6%
Net cash from (used in) investing activities	329.3	(373.1)	N.M.
Net cash used in financing activities	(307.9)	(257.9)	19%
Adjusted Free Cash Flow (5)	291.1	301.6	(3)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video (6)	1,713,200	1,774,000	(3)%
Broadband internet (7)	1,729,000	1,719,600	1%
Fixed-line telephony (8)	1,033,900	1,122,400	(8)%
Mobile telephony (9)	2,941,000	2,952,700	—%
FMC customers	804,500	713,200	13%
Services per customer relationship (10)	2.22	2.27	(2)%
ARPU per customer relationship (€ / month) (10) (11)	59.1	59.0	—%

N.M.: Not meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"The past three months marked yet another very eventful period for us if you take a look back at all the strategic initiatives we announced, paving the way for the next wave of value creation. Mid-July, we announced a final binding agreement with Fluvius to jointly realize the ‘data network of the future’, creating a separate fully funded infrastructure company ("NetCo") and which is pending regulatory approval from the relevant competition authorities. We finalized the mobile spectrum auction by obtaining 15 MHz in the 1400 MHz band for an amount of €38 million, in addition to the frequencies acquired already in June for €264 million (excluding annual fees). As outlined in our Half Year Report, we have opted to pay annually over the lifetime of the licenses, making sure our NetCo fiber-to-the-home investment plans remains fully funded and independent from obtaining external financing. We will switch off the 3G signal on our mobile network in two years’ time, as of September 2024. By freeing up the network capacity of the older 3G signal and using it for 4G and 5G, we can offer our customers more capacity, stability and higher speeds.
Eighteen months after entering into the capital of the international content studio Caviar, we increased our stake from 49% to 70% as of October 1, 2022. We absolutely believe in the continued growth of Caviar as it has a proven track record in creating content that also scores well internationally. We are impressed with their results over the past 18 months and the projects they have in the pipeline. This is yet another milestone reached in paving the way for future growth. We will include Caviar Group in our consolidated financial information as from Q4 2022, presenting Caviar Group revenues within "Other revenue".
At the end of September, we organized our Capital Markets Day, during which we outlined our strategy going forward. We intend to transform Telenet from the leading broadband, media and entertainment company in our footprint into a leading customer-centric provider of connectivity, entertainment and digital services, and drive sustainable growth. We plan substantial investments in our fixed and mobile network infrastructure over the next few years as well as in our digital and data platforms. This should further drive value for customers and lead to increased benefits over time. With a robust balance sheet and liquidity profile, Telenet is well positioned to weather the current macro-economic turmoil.
I am pleased to see that our operations remained resilient in light of an intensified competitive environment. We managed to further grow our FMC customer base to over 800,000, driven by the continued success of our "ONE(Up)" bundles. Growth of our mobile postpaid customer base accelerated, adding 17,900 SIMs, also supported by a solid performance of our BASE mobile standalone brand and we managed to keep our broadband customer base stable despite intensified competition and the removal of 2,000 inactive TADAAM customers.
Having completed the first nine months of the year and given the demonstrated improvement in our financial performance in the third quarter, we reaffirm our FY 2022 guidance."

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"I am pleased to see that the third quarter delivered the much expected acceleration in terms of both top line and Adjusted EBITDA growth. This was, amongst other factors, driven by the benefit of the mid-June 2022 price increase and a continued tight cost focus. Over the first nine months of the year, we achieved revenue of nearly €2.0 billion, which was up just over 1% compared to the same period last year which included certain one-off impacts on our video revenue in Q1 last year. Our subscription revenue, generated from monthly recurring subscriptions and representing approximately 75% our total revenue, showed an equivalent year-on-year increase, while our other revenue improved 3% as a result of higher wholesale and advertising and production revenue. In the third quarter, our revenue growth showed a significant acceleration as a result of the mid-June price increase, reaching €661 million (+3% year-on-year).
Year-to-date, we achieved Adjusted EBITDA of €1,018 million, which was down 1% year-on-year, driven by (i) certain inflationary headwinds on amongst others our staff-related expenses, (ii) the impact of higher energy prices on our network operating costs and (iii) a tougher comparison base as a result of certain one-off impacts in Q1 last year. In addition, our Adjusted EBITDA for the first nine months of 2022 also included just over €1 million of costs to capture to prepare for the NetCo go-live, which are excluded from our full year 2022 guidance. Excluding this impact, our Adjusted EBITDA would have remained broadly stable despite the aforementioned inflationary pressures. Similar to our top line trend in Q3, our Adjusted EBITDA also accelerated in the quarter, up 3% year-on-year as a result of the mid-June price adjustment through which we have been able to offset continued inflationary pressures.

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On June 1, we closed the sale of our mobile tower business to DigitalBridge and, as a result, we entered into a 15-year MLA as detailed under Financial highlights and have started to make lease-related tower payments to DigitalBrigde. Following this transaction, we have started to include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric as of Q2 2022, which includes all of our lease-related costs. Our Adjusted EBITDAaL reached €925 million for the first nine months of 2022, marking a 2% decline compared to the same period of 2021 and reflecting the aforementioned lease payments. On a rebased basis, Adjusted EBITDAaL remained broadly stable and also reflected a robust performance in the quarter, up 4% to €313 million.
Adjusted EBITDA less property & equipment additions, which we previously referred to as Operating Free Cash Flow, was €570 million for the first nine months of 2022 (Q3 2022: €193 million). The 11% year-on-year decrease (Q3 2022: -12% year-on-year) was mainly driven by higher accrued capital expenditures as a result of increased capital intensity and a modest 1% contraction in our Adjusted EBITDA as explained above.
Year-to-date, we generated €291 million of Adjusted Free Cash Flow, marking a 3% year-on-year decrease and mainly reflecting (i) €14 million higher direct acquisition costs and (ii) an €8 million lower contribution from our vendor financing program, more than offsetting €9 million lower cash taxes paid relative the first nine months of last year. Our Adjusted Free Cash Flow was strongly up in Q3 2022 versus the same period of last year as a result of strong growth in our Adjusted EBITDA and an improved trend in our working capital.
Having thus delivered solid financial results over the first nine months of the year, we reaffirm our full year 2022 outlook as presented mid-February. We do not expect the inclusion in our consolidated financial information of Caviar Group as of October 1, 2022 to meaningfully impact the projected rebased growth rates (see 3.1 Outlook for more information)."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At September 30, 2022, we served 2,014,700 unique customer relationships, which represented approximately 59% of the 3,427,000 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of 1 gigabit per second ("Gbps") across our entire footprint. We announced in July 2022 a binding agreement with Fluvius, taking a joint next step in the realization of the data network of the future (working name "NetCo1"). Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. NetCo plans to invest up to €2 billion to build the leading fixed network, targeting to cover 78% of our footprint with fiber by 2038 with approximately 70% of premises connected in 2029. We will actively seek opportunities for further network rationalization and CAPEX optimization. Our NetCo plan is fully funded and will be independent from external financing. NetCo is well positioned to attract additional strategic and/or financial investors given its market-leading market penetration of close to 60% and its attractive financial profile.

At September 30, 2022, we provided 4,476,100 fixed services ("RGUs") consisting of 1,713,200 video, 1,729,000 broadband internet and 1,033,900 fixed-line telephony subscriptions. At September 30, 2022, we also served 2,941,000 mobile subscribers, of which approximately 90% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans. We reached a lower bundling rate of 2.22 fixed RGUs per unique customer relationship in Q3 2022 compared to 2.27 in the same prior year period, reflecting a decrease caused by the continued decline in both our video and fixed-line telephony RGU base. Despite this backdrop, we managed to further expand our FMC customer base, which represents the sum of our "WIGO", "KLIK" and "ONE" and "ONE UP" propositions. Our FMC customer base reached 804,500 subscribers at September 30, 2022, up 13% year-on-year. In Q3 2022, we added another 15,600 net new FMC subscribers (9M 2022: 54,800) despite an intense competitive environment.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the nine months ended September 30, 2022, the monthly fixed ARPU per customer relationship reached €59.1, which was broadly stable compared to the prior year period. While the ARPU per customer relationship was boosted by the favorable impact of a greater share of higher-tier broadband subscribers in our mix and the favorable impact of the August 2021 and mid-June 2022 price adjustments, growth was almost fully offset by the continued decline in both video and fixed-line telephony RGUs and a higher reallocation of "ONE" FMC bundle revenue from fixed to mobile telephony.

In Q3 2022, we yielded a monthly fixed ARPU per customer relationship of €60.3, which was up nearly 3% relative to the same period of last year, driven by the aforementioned price adjustment which helped to more than offset the previously mentioned headwinds.

1 Pending regulatory approval by the relevant competition authorities

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1.2    Broadband internet

At September 30, 2022, we served 1,729,000 broadband internet subscribers, which was modestly up compared to September 30, 2021. We observed an intensified competitive environment in the quarter, characterized by multiple back-to-school promotions. Driven by our successful student offers, we were able to increase our gross sales significantly, but at the same time also recorded higher annualized churn. In addition, total broadband net additions were adversely impacted by the removal of 2,000 inactive TADAAM customers. TADAAM is our fixed-mobile substitution brand, which combines full wireless connectivity and TV services. As a result, our total broadband customer base remained broadly stable in Q3 2022, adding only 100 net new broadband subscribers (9M 2022: 3,300). Despite the aforementioned TADAAM removal, we still managed to grow our residential broadband customer base by 1,600 RGUs driven by both the continued success of our "ONE" FMC bundles and back-to-school student promotions. Annualized churn for our broadband internet service in Q3 2022 remained broadly stable compared to last year at 7.8% and hence remaining at historically low levels. Compared to the previous quarter, annualized churn increased 80 basis points, reflecting a more intense competitive environment as described above, including the impact of the June price adjustment. We are uniquely positioned in our footprint, offering gigaspeed broadband services of 1 Gbps. The weighted average data download speed across or broadband subscriber base once again further increased, reaching 246 Mbps at September 30, 2022, up 6% from 232 Mbps in Q3 last year. In addition, 39% of our total broadband customer base enjoy download speeds of at least 300 Mbps or higher at the end of Q3 2022, while another 30% have download speeds of 150 Mbps.

1.3    Fixed-line telephony

At September 30, 2022, we served 1,033,900 fixed-line telephony subscribers, representing an 8% decrease compared to the same period of last year. This decline is similar to the trend we see in the overall fixed-line telephony market as customers increasingly rely on their mobile subscription and/or use alternative over-the-top solutions. Relative to June 30, 2022, our fixed-line telephony subscriber base contracted by 23,300 RGUs in Q3 2022 (9M 2022: -66,300). Annualized churn for our fixed-line telephony service reached 10.5% in Q3 2022, a year-on-year increase of 100 basis points.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,941,000 subscribers at the end of Q3 2022, including 2,658,800 postpaid subscribers. The remaining 282,200 mobile subscribers are prepaid subscribers under the BASE brand. We added 17,900 net new mobile postpaid subscribers in Q3 2022 (9M 2022: 34,800 on an organic basis), marking a significant acceleration compared to previous quarters, driven by both FMC cross-selling and also successful online back-to-school promotions via the BASE brand. Our prepaid subscriber base continued to decrease in line with the general market trend and contracted by 15,900 SIMs in Q3 2022 (9M 2022: -38,200).

1.5    Video

At September 30, 2022, our video customer base reached 1,713,200 RGUs, having unrestricted access to a wide range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Telenet TV" and "Yelo". During Q3 2022, we lost 18,600 video subscribers (9M 2022: -48,800) caused by (i) a lower proportion of remaining analog TV subscribers due to demographics, (ii) product optimization within the multiple play customer base related to the current macro-economic environment and (iii) the aforementioned removal of inactive TADAAM customers which also impacts the video subscriber base. Annualized video churn reached 8.9% in Q3 2022, an increase of 60 basis points compared to the previous quarter.

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Mid-September 2020, we launched "Streamz", a unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA.

Following the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and VRT, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and for Telenet customers through our digital TV platforms. In addition, we continue to have a leading market position as far as sports is concerned. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. Play Sports Open offers all Telenet TV customers a selection of matches from different competitions, including Premier League, Europa League, Eredivisie, ATP and WTA Tennis, Belgian Hockey and Basketball, Cyclo-cross, Formula 1 and MXGP. This channel also includes both proprietary and acquired programs and documentaries.

Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we integrated other main subscription VOD services (including amongst others Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 35% of our total enhanced TV customer base1 at the end of Q3 2022. This represented a modest decline compared to the prior year as a result of product optimization given the current economic backdrop.

1 Including 361,400 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 215,200 "Play Sports" customers at September 30, 2022.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo to the extent revenue and Adjusted EBITDA related to this transaction is no longer included in our current results. We refer to 6.3 Definitions for more information.

Inclusion of Adjusted EBITDA after leases ("Adjusted EBITDAaL"): Following the aforementioned sale of our mobile tower infrastructure business on June 1, 2022, we will now include Adjusted EBITDA after leases as a core financial metric in addition to Adjusted EBITDA. Adjusted EBITDAaL is defined as Adjusted EBITDA as further adjusted to include lease-related depreciation and interest expense as mentioned under 6.3 Definitions. As a result of the tower disposal, Telenet has entered into a 15-year Master Lease Agreement ("MLA") with DigitalBridge with two renewal periods of 10 years each. As a result, Telenet will make substantial payments to DigitalBridge for the use of Telenet's former mobile tower infrastructure. As a result, we believe Adjusted EBITDAaL is a helpful financial metric to (i) demonstrate the Company’s underlying performance after including all lease-related expenses necessary to run our business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies.

Operating Free Cash Flow renamed into Adjusted EBITDA less property & equipment additions: Effective with the release of our Q3 2021 earnings, we have stopped using the term Operating Free Cash Flow and now use the term "Adjusted EBITDA less property & equipment additions". As we define the term, Adjusted EBITDA less property & equipment additions has the same meaning as Operating Free Cash Flow had previously, and therefore does not impact any previously reported amounts.

Revised definition of Adjusted Free Cash Flow: Effective Q4 2021, we have changed the way we calculate Adjusted Free Cash Flow by deducting (i) cash payments for direct acquisition and divestiture costs and (ii) principal payments on pre-acquisition additions to network leases from our Adjusted Free Cash Flow. Prior to implementing this change, our Adjusted Free Cash Flow excluded both payments, in line with our historical guidance. We have represented our Adjusted Free Cash Flow on that basis for all comparative 2021 periods as further detailed under 5.2 EU IFRS condensed consolidated statement of cash flows. We refer to 6.3 Definitions for more information regarding our Adjusted Free Cash Flow disclosure.

2.1    Revenue

We generated revenue of €1,952.1 million for the nine months ended September 30, 2022, which was up over 1% versus €1,928.9 million of revenue generated in the same period last year, which included certain one-time benefits to our video revenue in the first quarter. As mentioned above under Financial highlights, we sold our mobile tower infrastructure business to DigitalBridge on June 1, 2022. As shown under section 6.2, this disposal had no meaningful impact on our revenue profile for the first nine months of the year and the third quarter of 2022, except for our business services and other revenue segments, mainly reflecting lower external rental revenue from other mobile operators. Therefore, the rebased year-on-year revenue growth rates were broadly similar compared to the reported year-on-year trends unless explicitly mentioned below.

For the nine months ended September 30, 2022, our total subscription revenue, which represents the sum of our cable and mobile subscription revenue, was up 1% compared to the first nine months of 2021. Approximately 75% of our revenue for the nine months ended September 30, 2022 was generated from monthly recurring subscriptions, while approximately 60% of our revenue is generally index-linked. Growth in our broadband and mobile telephony revenue of 3% and 6%, respectively, more than offset declines of 6% and 3%, respectively, in our fixed line telephony and video revenue with the latter including a tougher

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comparison given the one-off benefit in Q1 last year. As in previous quarters, growth in mobile telephony revenue was mainly driven by the changes to the allocation of revenue from our new "ONE" FMC bundles compared to our former "WIGO" and "YUGO" FMC bundles.

In line with our full year outlook, we have started to see a meaningful reversal in our revenue growth trend in the third quarter as a result of the rate adjustment effective mid-June 2022. In Q3 2022, our operations yielded €660.5 million of revenue compared to €640.6 million for the same period of last year. This represented a 3% increase versus Q3 2021. Our total subscription revenue increased almost 3% compared to Q3 last year, reflecting the same top line drivers as mentioned above, In addition, our other revenue grew 6% compared to last year as a result of higher advertising and production revenue and seasonally higher roaming income. This was partly offset by a 2% year-on-year decrease in our B2B revenue (-1% on a rebased basis).

VIDEO
Our video revenue represents the sum of (i) the monthly fee paid by our video subscribers for the channels they receive in the basic tier, (ii) recurring set-top box rental fees, (iii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iv) transactional and broadcasting-on-demand services. Our video revenue for the nine months ended September 30, 2022 amounted to €401.2 million, representing a 3% decrease compared to the same period of 2021. Excluding the aforementioned one-off effect on our video revenue in Q1 last year, our video revenue contracted almost 2% compared to the prior year period, reflecting (a) a lower average number of video RGUs and (b) the aforementioned shift in revenue allocation from the new "ONE" FMC bundles. These factors combined more than outweighed the benefit from the August 2021 and mid-June 2022 price adjustments.

Our Q3 2022 video revenue increased 1% to €135.2 million compared to Q3 last year, mainly driven by the mid-June 2022 price adjustment which more than offset the continued gradual decline in our video RGU base as mentioned in section 1.5 Video.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €522.8 million for the nine months ended September 30, 2022, up 3% compared to the same period of last year. This robust year-on-year performance reflected (i) the benefit from the August 2021 and mid-June 2022 price adjustments and (ii) the continued traction for our "ONE" FMC propositions, which was partly offset by the aforementioned change in revenue allocation from these bundles.

Our Q3 2022 broadband internet revenue increased 5% compared to the same period last year to €179.3 million, mainly driven by the mid-June 2022 price adjustment.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the nine months ended September 30, 2022, our fixed-line telephony revenue fell 6% year-on-year to €152.6 million. This mainly reflected lower average RGUs over the period as detailed under 1.3 Fixed-line telephony and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the August 2021 and mid-June 2022 price adjustments.

Our Q3 2022 fixed telephony revenue declined 5% year-on-year to €50.3 million, caused by the same factors as described above and more than offsetting the benefit from the mid-June 2022 price adjustment.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. As of Q2 2021, our mobile telephony revenue

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also includes the subscription and usage-related revenue generated by our SME and LE business customers. For the nine months ended September 30, 2022, we generated mobile telephony revenue of €387.7 million, representing a 6% year-on-year increase. The increase was mainly attributable to the impact of the August 2021 and mid-June 2022 price adjustments and continued growth of the mobile postpaid subscriber base. Furthermore, our mobile telephony revenue benefited from the aforementioned revenue allocation shift from our latest FMC line-up.

Our Q3 2022 mobile telephony revenue increased 5% to €134.6 million compared to the prior year period, driven by the same drivers as mentioned above.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. As of Q2 2021, our business services revenue no longer includes the subscription, usage-related and interconnect revenue generated by our SME and LE business customers, now reflected under mobile telephony and other revenue, respectively. We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our year-to-date 2021 revenue accordingly. Telenet Business generated revenue of €133.1 million for the nine months ended September 30, 2022, representing a 2% year-on-year decline, driven by lower fixed-line and ICT integration services revenue.

Our Q3 2022 business service revenue declined 2% and 1% on a reported and rebased basis, respectively, to €44.8 million, driven by lower fixed-line telephony revenue.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers, (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. Our other revenue for the nine months ended September 30, 2022 reached €354.7 million, up 3% compared to the same period last year, driven by higher wholesale revenue, higher advertising and production revenue and improved handset sales. These factors more than compensated for a continued decline in our interconnect revenue, reflecting the impact of the COVID-19 pandemic on customer behavior and related increased usage of OTT applications.

Our Q3 2022 other revenue reached €116.3 million, up 6% year-on-year, driven by the same factors as mentioned above and including higher roaming income.

2.2    Expenses

For the nine months ended September 30, 2022, we incurred total expenses of €1,484.5 million, representing a modest 1% increase compared to the same period last year, reflecting the impact of both higher energy costs and overall inflation on certain of our cost lines. Total expenses represented approximately 76% of revenue in 9M 2022 (9M 2021: approximately 76%). Cost of services provided as a percentage of revenue represented approximately 50% for 9M 2022 (9M 2021: approximately 49%), while selling, general and administrative expenses represented approximately 26% of our total revenue in 9M 2022 (9M 2021: approximately 27%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased almost 4% for the nine months ended September 30, 2022 compared to the prior year period and were up 3% year-on-year on a rebased basis. This was mainly driven by (i) higher staff-related expenses following the mandatory wage indexation in January 2022, (ii) higher energy costs, leading

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 11
to an overall increase in network operating expenses, (iii) the impact of inflation on outsourced labour and professional services and (iv) higher other indirect expenses.

In Q3 2022, our total expenses reached €486.1 million, which was broadly stable compared the prior year period. Our operating expenses in the quarter totaled €313.2 million, representing a nearly 4% year-on-year increase on a reported basis and a 3% increase on a rebased basis, mainly reflecting the same drivers as mentioned above.

NETWORK OPERATING EXPENSES
Network operating expenses for the nine months ended September 30, 2022 were €161.0 million, up 2% year-on-year on a reported basis and up 5% year-on-year on a rebased basis. Our total energy costs increased by €14.9 million for the first nine months of 2022 as a result of globally higher energy prices following the war in Ukraine. Approximately 90% of our energy costs are covered by fixed price agreements until the end of the year, while 45% have been covered by fixed price agreements so far for next year.

Network operating expenses in Q3 2022 increased 2% to €52.8 million compared to Q3 last year on a reported basis driven by the same factors as mentioned above, and were up 10% on a rebased basis.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the nine months ended September 30, 2022, our direct costs were €380.1 million, broadly stable on a reported basis compared to 9M 2021 mainly driven by higher handset costs, fully offset by lower interconnect and programming costs. On a rebased basis, our direct costs declined 1% for the first nine months of the year.

Direct costs in Q3 2022 reached €127.9 million, down 2% year-on-year on a reported basis and 3% on a rebased basis, reflecting the same factors as mentioned above.

STAFF-RELATED EXPENSES
Staff-related expenses for the first nine months of 2022 were €216.8 million, which represented year-on-year increases of 6% and 8%, on a reported and rebased basis, respectively. This reflected (i) a higher average headcount and (ii) the effect of the 3.6% mandatory wage indexation as of early 2022.

In Q3 2022, our staff related expenses increased 8% on a reported basis to €71.7 million compared to the same period last year and were up 10% year-on-year on a rebased basis, driven by the same factors as mentioned above.

SALES AND MARKETING EXPENSES
For the nine months ended September 30, 2022, our sales and marketing expenses were €59.9 million, which was broadly stable compared to the same period last year, both on a reported and rebased basis.

In Q3 2022, sales and marketing expenses were €20.5 million and were stable compared to Q3 last year both on a reported and rebased basis.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €29.2 million for the first nine months of 2022, a 24% year-on-year increase both on a reported and rebased basis, reflecting (i) higher costs related to certain strategic projects, including €1.3 million of costs to capture to prepare the NetCo go-live, (ii) digital transformation costs and (iii) impacts of inflation.

In Q3 2022, outsourced labour and professional services costs were €8.8 million, an increase of 5% year-on-year both on a reported and rebased basis.

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OTHER INDIRECT EXPENSES
Other indirect expenses, which includes, amongst others, (i) IT expenses, (ii) outsourced call center costs and (iii) facility-related expenses, reached €87.2 million for the nine months ended September 30, 2022, representing year-on-year increases of 15% and 5% on a reported and rebased basis, respectively, compared to the same period last year.
In Q3 2022, other indirect expenses reached €31.5 million, up 27% and 4% on a reported and rebased basis, respectively, compared to the same period last year.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €531.9 million for the nine months ended September 30, 2022 (Q3 2022: €168.1 million).

2.3    Net result

FINANCE INCOME AND EXPENSES
Net finance income for the first nine months of 2022 totaled €275.5 million compared to net finance expense of €66.2 million in the same period last year. Finance income for the nine months ended September 30, 2022 increased 302% year-on-year from €230.0 million to €924.2 million and included a year-to-date non-cash gain on our derivatives of €923.8 million as compared to €228.4 million last year. Finance expense for the nine months ended September 30, 2022 increased 119% to €648.7 million from €296.2 million in the prior year period, reflecting a €318.5 milllion higher non-cash foreign exchange loss on our USD-denominated debt. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, substantially all of our USD-denominated and floating rate debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange and interest rate fluctuations on our cash flows.

Net finance income in Q3 2022 reached €93.3 million compared to net finance expense of €37.4 million in Q3 2021. Net finance income in the quarter included finance income of €390.2 million, driven by by a €390.0 million non-cash gain on derivatives, and finance expense of €296.9 million, which included a €221.7 million non-cash foreign exchange loss on our USD-denominated debt.

GAIN ON DISPOSAL OF ASSETS RELATED TO A SUBSIDIARY OR JOINT VENTURE
On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business to DigitalBridge. This resulted in a gain on disposal of assets related to a subsidiary or joint venture of €371.6 million, favorably impacting our net income for the nine months ended September 30, 2022.

INCOME TAXES
We recorded income tax expense of €117.2 million for the nine months ended September 30, 2022 (Q3 2022: tax expense of €64.8 million) compared to €96.5 million for the first nine months of 2021 (Q3 2021: €26.8 million).

NET PROFIT
We realized a net profit of €996.1 million for the nine months ended September 30, 2022 compared to €301.7 million for the first nine months of 2021. The robust year-on-year increase was attributable to the aforementioned gain on disposal of assets related to the TowerCo transaction. Furthermore, the higher net profit reflected a significantly improved financial result as a result of a non-cash gain on our interest rate derivatives. For the first nine months of 2022, we therefore achieved a net profit margin of 51.0%, marking a strong increase relative to the 15.6% we earned in the prior year period.

Our Q3 2022 net profit reached €202.7 million, marking a 125% increase compared to Q3 2021, reflecting the aforementioned non-cash gain on our interest rate derivatives as well as a healthy 14% year-on-year increase in our operating profit. This resulted in a net profit margin of 30.7% in the quarter.

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2.4    Adjusted EBITDA and Adjusted EBITDAaL

For the nine months ended September 30, 2022, we achieved Adjusted EBITDA of €1,017.9 million, which represented a decline of almost 1% on both a reported and a rebased basis versus the €1,027.1 million we delivered in the same period of 2021. The decline in our Adjusted EBITDA during the first nine months of 2022 was predominantly driven by (i) the impact of higher inflation on both our staff-related expenses and costs related to outsourced labor and professional services, (ii) the impact of higher energy prices on our network operating costs and (iii) a tougher comparison base as a result of certain one-off impacts last year. For the first nine months of 2022, we achieved an Adjusted EBITDA margin of 52.1% compared to 53.2% for the first nine months of 2021.

In line with our FY 2022 outlook, we anticipated an improved trend in our Adjusted EBITDA in the second half of the year, driven by certain price adjustments having come into effect as of mid-June, as well as a continued focus on our operating expenses and tight cost control. Against this backdrop, our Adjusted EBITDA growth accelerated in Q3 2022 and was up 3% year-on-year both on a reported and rebased basis, reaching €347.3 million. Our Adjusted EBITDA margin stood at 52.6% in Q3 2022 compared to 52.8% a year ago and proved fairly resilient against current inflationary pressures.

Exhibit 1: Reconciliation between profit for the period, Adjusted EBITDA and Adjusted EBITDAaL (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2022	2021	Change %	2022	2021	Change %

Profit for the period	202.7	90.0	125%	996.1	301.7	230%

Income tax expense	64.8	26.8	142%	117.2	96.5	21%
Share of the result of equity accounted investees	0.7	(1.1)	N.M.	1.4	1.2	17%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.5)	—	— %	(371.6)	—	— %
Net finance expense (income)	(93.3)	37.4	N.M.	(275.5)	66.2	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	167.2	174.7	(4)%	531.2	532.3	—%

EBITDA (2)	341.6	327.8	4%	998.8	997.9	—%

Share based compensation	1.8	4.5	(60)%	5.6	17.3	(68)%
Operating charges related to acquisitions or divestitures	2.4	5.9	(59)%	12.1	12.8	(5)%
Restructuring charges	0.9	0.2	350%	0.7	1.1	(36)%
Measurement period adjustments related to business acquisitions	0.6	—	— %	0.7	(2.0)	N.M.

Adjusted EBITDA (2)	347.3	338.4	3%	1,017.9	1,027.1	(1)%

Depreciation on assets under leases	(20.9)	(22.3)	(6)%	(63.6)	(67.5)	(6)%
Interest expense on leases	(13.7)	(6.7)	104%	(29.2)	(20.4)	43%

Adjusted EBITDAaL (2)	312.7	309.4	1%	925.1	939.2	(2)%

Adjusted EBITDA margin	52.6%	52.8%		52.1%	53.2%
Adjusted EBITDAaL margin	47.3%	48.3%		47.4%	48.7%
Net profit margin	30.7%	14.0%		51.0%	15.6%

N.M. - Not Meaningful

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On June 1, 2022, we closed the sale of our mobile tower business to DigitalBridge and, as a result, we entered into a 15-year MLA as detailed under Financial highlights and have started to make lease-related tower payments to DigitalBridge. Following this transaction, we have started to include Adjusted EBITDA after leases ("Adjusted EBITDAaL") as a key financial metric, which includes all of our lease-related costs. Our Adjusted EBITDAaL for the nine months ended September 30, 2022 reached €925.1 million compared to €939.2 million for the same period last year, a year-on-year decline of almost 2% and impacted by the start of lease-related payments for passive mobile infrastructure following the sale of our mobile towers on June 1, 2022. On a rebased basis, as detailed under Financial highlights, Adjusted EBITDAaL was broadly stable over the comparable period. Our Adjusted EBITDAaL margin for the first nine months of 2022 was 47.4% compared to 48.7% in the prior year period.

In Q3 2022, our Adjusted EBITDAaL totaled €312.7 million, marking a modest 1% year-on-year increase, reflecting the adverse impact of both higher inflation and higher energy prices on some of our cost lines and a full quarter of tower-related lease payments. On a rebased basis, Adjusted EBITDAaL in the quarter increased almost 4% year-on-year, driven, amongst other factors, by the benefit of the mid-June 2022 price increase as well as our continued focus on tight cost control. Our Adjusted EBITDAaL margin reached 47.3% in Q3 2022 compared to 48.3% a year ago.

2.5    Capital expenditures

Accrued capital expenditures for the nine months ended September 30, 2022 reached €1,203.4 million, marking a significant increase of 188% versus the prior year period and equivalent to approximately 62% of revenue over the period. Our accrued capital expenditures for the nine months ended September 30, 2022 included an amount of €434.8 million related to the one-time recognition of the recently acquired multiband mobile spectrum licenses as well as the temporary extension of both our 2G and 3G mobile licenses until the end of the year. In addition, our year-to-date accrued capital expenditures included €345.3 million of lease-related capital additions of which €322.2 million relates to Iease additions previously classified as operating leases, and are hence excluded from our full year outlook. The vast majority of lease additions in 2022 related to the sale of our mobile towers and the start of our 15-year MLA with DigitalBridge as discussed under Financial highlights. Finally, our accrued capital expenditures for the nine months ended September 30, 2022 included a negative amount of €1.9 million related to the recognition of football broadcasting rights. Excluding all of these impacts, as per our FY 2022 guidance as further detailed under 3. Outlook, our accrued capital expenditures for the nine months ended September 30, 2022 were €448.3 million, equivalent to approximately 23% of revenue, and representing a more moderate 17% year-on-year increase. In line with our full year 2022 outlook, our investment intensity picked up compared to last year.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €89.4 million for the nine months ended September 30, 2022 (Q3 2022: €23.9 million), up 22% compared to the same period last year, driven by targeted set-top box and modem swap programs in addition to the continued roll-out of our in-home connectivity devices. Capital expenditures related to customer premises equipment for the nine months ended September 30, 2022 represented approximately 20% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Accrued capital expenditures for network growth and upgrades amounted to €74.9 million for the first nine months of 2022 (Q3 2022: €28.5 million), marking a 61% increase compared to the prior year period and predominantly reflected the start of our 5G roll-out and tactical fiber-related investments, as embedded in our full year outlook. For the nine months ended September 30, 2022, network-related capital expenditures represented approximately 17% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €111.9 million for the first nine months of 2022 (Q3 2022: €39.6 million). This represented a noticeable 10% year-on-year decrease, reflecting

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lower spending on our IT upgrade program which is expected to be finalized by the end of this year. Capital expenditures for products and services represented approximately 25% of total accrued capital expenditures for the nine months ended September 30, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems, (iv) lease-related capital additions and (v) the aforementioned recognition of the mobile spectrum licenses. These reached €927.2 million for the nine months ended September 30, 2022 (Q3 2022: €484.8 million), representing a 437% increase compared to last year, caused by the aforementioned recognition of the recently acquired mobile spectrum licenses and the tower lease following the sale of our mobile tower business to DigitalBridge. Excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions, other accrued capital expenditures reached €172.1 million, up 23% compared to the prior year period.

The above implies that approximately 62% of our accrued capital expenditures for the nine months ended September 30, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

In Q3 2022, we recorded accrued capital expenditures of €576.8 million compared to €135.4 million in Q3 last year. Excluding the aforementioned lease-related capital additions, spectrum license additions and football broadcasting rights, our accrued capital expenditures in the quarter reached €153.9 million, equivalent to approximately 23% of revenue.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2022	2021	Change %	2022	2021	Change %

Accrued capital expenditures (3)	576.8	135.4	326%	1,203.4	417.2	188%

Assets acquired under capital-related vendor financing arrangements	(16.4)	(10.3)	59%	(58.8)	(40.2)	46%
Assets acquired under lease agreements	(6.9)	(14.0)	(51)%	(345.3)	(32.9)	950%
Changes in current liabilities related to capital expenditures	(424.3)	(1.0)	42,330%	(431.7)	5.5	N.M.

Cash capital expenditures	129.2	110.1	17%	367.6	349.6	5%

2.6    Adjusted EBITDA less property & equipment additions

We yielded an Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) of €569.6 million for the nine months ended September 30, 2022 compared to €643.3 million in the comparable period of 2021. The 11% year-on-year decrease was mainly driven by (i) higher accrued capital expenditures versus last year (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions), as embedded in our full year 2022 outlook, and (ii) a nearly 1% contraction in our Adjusted EBITDA as explained above.

In Q3 2022, Adjusted EBITDA less property & equipment additions were €193.4 million compared to €219.3 million for the comparable period of last year, representing a broadly similar 12% year-on-year decrease as a result of higher capital intensity.

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Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended				For the nine months ended
	September 30,				September 30,
	2022		2021	Change %	2022	2021	Change %

Adjusted EBITDA (2)	347.3		338.4	3%	1,017.9	1,027.1	(1)%

Accrued capital expenditures	(576.8)		(135.4)	326%	(1,203.4)	(417.2)	188%
Recognition of football broadcasting rights	(2.9)		0.4	N.M.	(1.9)	3.4	N.M.
Recognition of mobile spectrum licenses	426.4		8.4	4,976%	434.8	16.8	2,488%
Recognition of certain lease-related capital additions	(0.6)		7.5	N.M.	322.2	13.2	2,341%
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions (3)	(153.9)	—	(119.1)	29%	(448.3)	(383.8)	17%

Adjusted EBITDA less property & equipment additions (4)	193.4		219.3	(12)%	569.6	643.3	(11)%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the nine months ended September 30, 2022, our operations yielded €784.7 million of net cash compared to the €743.3 million we generated during the prior year period. The 6% year-on-year increase in our net cash from operating activities was driven by a much improved working capital trend as well as €9.0 million lower cash taxes paid relative to the same period last year, which helped to more than offset a modest 1% contraction in our Adjusted EBITDA.
The net cash from operating activities in Q3 2022 reached €272.1 million, up 17% from €232.0 million in Q3 last year and predominantly reflecting an improved working capital trend in the quarter.
NET CASH USED IN INVESTING ACTIVITIES
We generated €329.3 million of net cash from investing activities for the nine months ended September 30, 2022 compared to €373.1 million of net cash used in investing activities in the same period last year. The net cash from investing activities in the first nine months of this year reflected the sale of our mobile tower business to DigitalBridge, which we closed on June 1, 2022. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the nine months ended September 30, 2022, we acquired €58.8 million (Q3 2022: €16.4 million) of assets through capital-related vendor financing arrangements (9M 2021: €40.2 million, Q3 2021: €10.3 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures.
In Q3 2022, we used €137.1 million of net cash from investing activities as opposed to €118.1 million in the same period last year, reflecting higher cash capital expenditures from an increase in our overall investment levels.
NET CASH USED IN FINANCING ACTIVITIES
For the nine months ended September 30, 2022, the net cash used in financing activities was €307.9 million compared to €257.9 million in same period of 2021, representing an increase of 19% year-on-year. Our net financing cash flow for the nine months ended September 30, 2022 included the final dividend payment of €1.375 (gross) per share in May for an aggregate amount of €149.0 million, which complemented a similar intermediate dividend we paid in December 2021. As detailed under 3.2 Shareholder remuneration, the board of directors has reset the Company's dividend policy. In addition to a reduced dividend floor of €1.0 per share (gross), the dividend will be paid annually going forward with the next dividend payment being in early May 2023 following shareholder approval during the April 2023 AGM. In addition, the net cash used in financing activities over the first nine months of 2022 reflected (i) a net €65.7 million reduction in our outstanding

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loans and borrowings, including scheduled repayments under our vendor financing program and (ii) €22.7 million spent under our Share Repurchase Program 2021, which we started at the end of November last year and completed end-February 2022. Under this program, we repurchased 1.1 million treasury shares for an aggregate amount of €35.4 million, which have been cancelled in full in March 2022. The remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
In Q3 2022, we used €18.9 million of net cash in financing activities compared to €14.5 million in Q3 last year and primarily reflecting lease-related payments.
ADJUSTED FREE CASH FLOW
For the nine months ended September 30, 2022, we generated €291.1 million of Adjusted Free Cash Flow compared to €301.6 million in the same period last year. This represented a modest 3% year-on-year decrease and mainly reflected (i) €14.2 million higher direct acquisition costs and (ii) an €8.0 million lower contribution from our vendor financing compared to last year, more than offsetting €9.0 million lower cash taxes paid relative the first nine months of last year.

Adjusted Free Cash Flow in Q3 2022 was €124.4 million, up 15% compared to Q3 last year and mainly as a result of robust growth in our net operating cash as well as a €2.9 million higher contribution from our vendor financing activities compared to Q3 last year.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At September 30, 2022, we carried a total debt balance (including accrued interest) of €6,906.8 million, of which €1,561.5 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,454.2 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at September 30, 2022 also included a principal amount of €349.9 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with (i) the June 1, 2022 sale of our mobile tower business to DigitalBridge resulting into a 15-year MLA as further detailed above under Financial highlights, (ii) the Interkabel Acquisition prior to the anticipated closing of the NetCo transaction we announced mid-July this year and (iii) other leases. Finally, our total debt balance at September 30, 2022 also included outstanding liabilities of €392.4 million concerning the mobile spectrum licenses following the recent multiband spectrum auction as we have opted for annual deferred payments over the lifetime of each license as opposed to advance payments.
At September 30, 2022, we carried €349.9 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). This represented increases of €3.9 million versus December 31, 2021 and €18.2 million versus June 30, 2022, respectively, reflecting seasonality in some of our scheduled vendor financing payments and positively impacting our Adjusted Free Cash Flow by the same amount in both periods. For the full year 2022, we continue to anticipate a broadly stable evolution from December 31 2021, as embedded in our FY 2022 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.
All of our floating interest rate risk and foreign exchange currency risk have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow and minimizing exposure to financial market fluctuations. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 5.8 years at September 30, 2022. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at September 30, 2022, with certain availabilities up to September 2026.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at September 30, 2022.
Exhibit 4: Debt maturity table as of September 30, 2022 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2022
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	2,344.2	2,344.2	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	1,021.5	1,021.5	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	September 30, 2023	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,570.7	5,015.7	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the September 30, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At September 30, 2022, we held €945.6 million of cash and cash equivalents compared to at €829.5 million at June 30, 2022 and €139.5 million at December 31, 2021. The robust year-to-date increase in our cash balance reflected the net proceeds from the sale of our mobile tower business to DigitalBridge in early June, whereas the quarter-on-quarter increase was caused by solid Adjusted Free Cash Flow growth in the quarter.

In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds.

In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. As such, our total liquidity at the Q3 quarter-end reached an impressive €1,500.6 million, catering to a fully funded NetCo FTTH investment plan.

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 19
NET LEVERAGE RATIO(15,16)
Our net total leverage at September 30, 2022 reached 4.0x as the favorable impact from the aforementioned tower sale was offset by the recognition of a 15-year lease liability reflecting the MLA with DigitalBridge. Following the tower disposal and the subsequent move to Adjusted EBITDAaL, and effective Q2 2022, we have changed the way we are calculating net total leverage. Net total leverage is now calculated using net debt excluding leases and is divided by the last two quarters' annualized Adjusted EBITDAaL. On the new definition, our net total leverage at September 30, 2022 remained exceptionally low at 3.5x as our September 30, 2022 Adjusted EBITDAaL only included a four-month lease expense for tower sites. The modest increase quarter-on-quarter (June 30, 2022: 3.4x) was driven by the recognition of the mobile spectrum licenses following the multiband spectrum auction earlier this year and following our decision to pay annually over the lifetime of the licenses as opposed to an upfront single payment.

Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) any vendor financing-related short-term liabilities, (ii) any liabilities related to the mobile spectrum licenses, yet includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA) and (iv) divides Net Total Debt by the last two quarter's annualized EBITDA. Our net covenant leverage reached 2.3x at September 30, 2022, which marked another improvement compared to 2.5x at June 30, 2022 as a result of our grown cash balance. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At September 30, 2022, our revolving credit facilities were fully undrawn as mentioned above.

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 20
3    Outlook and other information

3.1    Outlook

We successfully completed several major strategic overhauls year-to-date, further strengthening the foundations of our Company for the future and entering into value-accretive long-term partnerships aligned with our 'Partners In Life. For Life." vision. In June, we successfully closed the sale of our mobile telecommunications tower business to DigitalBridge for a total cash consideration of €745.0 million, equivalent to a multiple of 25.1x EV/EBITDAaL 2021. As part of the agreement, we have entered into a long-term MLA with DigitalBridge, which includes an initial period of 15 years and two renewal options of 10 years each. The agreement also includes a build-to-suit (“BTS”) commitment to deploy a minimum of 475 additional new sites with Telenet acting as a subcontractor to TowerCo, resulting in additional proceeds to Telenet over time. As a result, we're introducing Adjusted EBITDAaL as an additional core financial metric as further detailed under 2. Financial highlights. As of June 2022, we've started to make lease-related tower payments to DigitalBridge as further detailed under 2.4 Adjusted EBITDA and Adjusted EBITDAaL.

Mid-July 2022, we entered into a binding agreement with Fluvius to take a joint next step in the realization of the 'data network of the future'. Both companies’ ambition is to provide speeds of 10 Gbps across the entire footprint in time, for which there is a clear roadmap through a mixture of both HFC (DOCSIS) and fiber technologies. As the completion of this transaction is subject to regulatory approval from the relevant competition authorities, it will only have a limited impact on our FY 2022 outlook relating to certain upfront costs to prepare for the go-live of NetCo ("costs to capture"). We expect the associated costs to capture in the current year to be around €5.0 million, which is excluded from our FY 2022 outlook as presented below. For the first nine months of 2022, these costs to capture amounted to €1.3 million.

Furthermore, we increased our share ownership stake in production house Caviar Group from 49% to 70% as of October 1, 2022. As a consequence, we will include Caviar Group in our consolidated financials as from that date. In 2021, Caviar Group generated revenue of €126.4 million and an Adjusted EBITDA of €8.8 million.

Having completed the first nine months of the year, we reconfirm our full year 2022 outlook as presented mid-February and our financial performance over the first nine months of the year shows we are on track to deliver. We do not expect the inclusion of Caviar Group in our consolidated financial information as of October 1, 2022 to meaningfully impact the below mentioned rebased growth rates.

Exhibit 5: Outlook

Outlook FY 2022	As presented on February 10, 2022
Revenue growth	Around 1% (FY 2021 rebased: €2,593.9 million, excluding Caviar Group)
Adjusted EBITDA growth(a)	Around 1% (FY 2021 rebased: €1,361.4 million, excluding Caviar Group)
Accrued capital expenditures as a percentage of revenue(b)	Around 25%
Adjusted Free Cash Flow(a, c)	Flat versus FY 2021 (FY 2021: €404.9 million, excluding Caviar Group)
(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(b) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(c) Including certain payments for the temporary prolongation of our current 2G and 3G mobile spectrum licenses but excludes payments on licenses acquired as part of the 2022 multiband spectrum auction, and assuming the tax payment on our 2021 tax return will not occur until early 2023.

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 21
3.2    Shareholder remuneration

As detailed during our September 2022 Capital Markets Day, our long-term consolidated ambition is to drive growth in both ARPU and our customer base, translating into healthy top line growth. Through increased digitization, we expect our operating costs to further decrease over time, boosting our Adjusted EBITDA. After the NetCo network build and upgrade, we expect a significantly lower CAPEX intensity across both our NetCo and Telenet businesses, translating into robust Adjusted Free Cash Flow growth and growth in our shareholder remuneration profile from our current policy as described below.

As announced mid-July this year, Telenet's board of directors has opted for a balanced shareholder remuneration policy during the investment cycle (annual gross dividend per share of €1.0 during the 2023-2029 roll-out period) with upside potential (through extraordinary dividends and/or share buy-backs) from either a partial NetCo divestment and/or our ability to optimize the FTTH investment plan.
3.3    Subsequent events

Telenet increases its stake in Caviar Group from 49% to 70%
At the end of September 2022, Telenet entered into a share purchase agreement to increase its stake in production house Caviar Group from 49% to 70% as of October 1, 2022 (“closing date”). As a consequence, Telenet will include Caviar Group in its consolidated financial figures as from October 1, 2022. Telenet stepped into the production house in May 2021, based on a shared ambition to make its strong local content and talents more profitable worldwide. Caviar Group will continue to function as an independent content studio. The remaining shares stay in the hands of current shareholders Bert Hamelinck (CEO Caviar and responsible for scripted content), Mathias Coppens (responsible for the TV division Roses Are Blue) and Michael Sagol (Chief Talent Officer and responsible for branded content internationally). The day-to-day management of Caviar remains in the hands of the current leadership team, which continues to be strongly committed to the long term. In 2021, Caviar Group closed the year with revenues of €126.4 million and an EBITDA of €8.8 million (numbers excluding Caviar Paris, which will not be consolidated).

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 22
4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended September 30,	2022	2021	Change %

Total Services - Combined Network

Homes passed (12)	3,427,000	3,395,300	1%

Video
Total video (6)	1,713,200	1,774,000	(3)%

Internet
Residential broadband internet	1,493,200	1,487,700	—%
Business broadband internet	235,800	231,900	2%
Total broadband internet (7)	1,729,000	1,719,600	1%

Fixed-line telephony
Residential fixed-line telephony	916,600	983,400	(7)%
Business fixed-line telephony	117,300	139,000	(16)%
Total fixed-line telephony (8)	1,033,900	1,122,400	(8)%

Total RGUs (13)	4,476,100	4,616,000	(3)%

Customer churn (14)

Video	8.9%	8.8%
Broadband internet	7.8%	7.7%
Fixed-line telephony	10.5%	9.5%

Customer relationship information

FMC customers	804,500	713,200	13%
Total customer relationships (10)	2,014,700	2,035,000	(1)%
Services per customer relationship (10)	2.22	2.27	(2)%
ARPU per customer relationship (in € / month) (10) (11)	60.3	58.6	3%

As of and for the three months ended September 30,	2022	2021	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,658,800	2,616,400	2%
Prepaid subscribers	282,200	336,300	(16)%
Total mobile subscribers (9)	2,941,000	2,952,700	—%

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 23
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2022	2021	Change %	2022	2021	Change %
Profit for the period

Revenue	660.5	640.6	3%	1,952.1	1,928.9	1%

Expenses

Cost of services provided	(324.3)	(314.5)	3%	(977.1)	(947.1)	3%

Gross profit	336.2	326.1	3%	975.0	981.8	(1)%

Selling, general & administrative expenses	(161.8)	(173.0)	(6)%	(507.4)	(516.2)	(2)%

Operating profit	174.4	153.1	14%	467.6	465.6	—%

Finance income	390.2	77.1	406%	924.2	230.0	302%
Net interest income, foreign exchange gain and other finance income	0.2	1.0	(80)%	0.4	1.5	(73)%
Net gain on derivative financial instruments	390.0	76.1	412%	923.8	228.4	304%
Net gain on extinguishment of debt	—	—	— %	—	0.1	(100)%
Finance expenses	(296.9)	(114.5)	159%	(648.7)	(296.2)	119%
Net interest expense, foreign exchange loss and other finance expenses	(296.9)	(114.5)	159%	(648.7)	(296.2)	119%
Net finance income (expense)	93.3	(37.4)	N.M.	275.5	(66.2)	N.M.
Share of the result of equity accounted investees	(0.7)	1.1	N.M.	(1.4)	(1.2)	17%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	0.5	—	— %	371.6	—	— %

Profit before income tax	267.5	116.8	129%	1,113.3	398.2	180%

Income tax expense	(64.8)	(26.8)	142%	(117.2)	(96.5)	21%

Profit for the period	202.7	90.0	125%	996.1	301.7	230%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset), net of income tax	(10.4)	—	— %	9.0	2.7	233%
Equity-accounted investees - share of other comprehensive loss, net of income tax	—	—	— %	0.5	—	— %
Other comprehensive income for the period, net of income tax	(10.4)	—	—%	9.5	2.7	252%

Total comprehensive income for the period	192.3	90.0	114%	1,005.6	304.4	230%

Profit attributable to:	202.7	90.0	125%	996.1	301.7	230%
Owners of the Company	202.6	89.9	125%	996.3	301.9	230%
Non-controlling interests	0.1	0.1	—%	(0.2)	(0.2)	—%

Total comprehensive income for the period, attributable to:	192.3	90.0	114%	1,005.6	304.4	230%
Owners of the Company	192.2	89.9	114%	1,005.8	304.6	230%
Non-controlling interests	0.1	0.1	—%	(0.2)	(0.2)	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 24

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2022	2021	Change %	2022	2021	Change %

Weighted average shares outstanding	108,597,125	109,376,749		108,570,100	109,313,629
Basic earnings per share	1.87	0.82	128%	9.18	2.76	233%
Diluted earnings per share	1.87	0.82	128%	9.18	2.76	233%

Revenue by Nature

Subscription revenue:
Video	135.2	134.4	1%	401.2	413.2	(3)%
Broadband internet	179.3	170.3	5%	522.8	508.1	3%
Fixed-line telephony	50.3	52.8	(5)%	152.6	162.1	(6)%
Cable subscription revenue	364.8	357.5	2%	1,076.6	1,083.4	(1)%
Mobile telephony	134.6	127.9	5%	387.7	365.9	6%
Total subscription revenue	499.4	485.4	3%	1,464.3	1,449.3	1%
Business services	44.8	45.5	(2)%	133.1	135.8	(2)%
Other	116.3	109.7	6%	354.7	343.8	3%
Total Revenue	660.5	640.6	3%	1,952.1	1,928.9	1%

Expenses by Nature

Network operating expenses	(52.8)	(51.6)	2%	(161.0)	(157.7)	2%
Direct costs (programming, copyrights, interconnect and other)	(127.9)	(130.7)	(2)%	(380.1)	(381.0)	—%
Staff-related expenses	(71.7)	(66.1)	8%	(216.8)	(204.2)	6%
Sales and marketing expenses	(20.5)	(20.5)	—%	(59.9)	(59.8)	—%
Outsourced labor and professional services	(8.8)	(8.4)	5%	(29.2)	(23.6)	24%
Other indirect expenses	(31.5)	(24.9)	27%	(87.2)	(75.5)	15%
Restructuring charges	(0.9)	(0.2)	350%	(0.7)	(1.1)	(36)%
Measurement period adjustments related to business acquisitions	(0.6)	—	— %	(0.7)	2.0	N.M.
Operating charges related to acquisitions or divestitures	(2.4)	(5.9)	(59)%	(12.1)	(12.8)	(5)%
Share-based payments granted to directors and employees	(1.8)	(4.5)	(60)%	(5.6)	(17.3)	(68)%
Depreciation	(102.7)	(109.2)	(6)%	(310.2)	(327.3)	(5)%
Amortization	(52.4)	(51.8)	1%	(168.5)	(154.9)	9%
Amortization of broadcasting rights	(13.1)	(13.2)	(1)%	(56.1)	(51.5)	9%
Gain on disposal of assets	1.5	0.3	400%	4.4	2.5	76%
Impairment of long-lived assets - Property and equipment	(0.5)	(0.8)	(38)%	(0.8)	(1.1)	(27)%

Total Expenses	(486.1)	(487.5)	—%	(1,484.5)	(1,463.3)	1%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 25
5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2022	2021	Change %	2022	2021	Change %

Cash flows from operating activities
Profit for the period	202.7	90.0	125%	996.1	301.7	230%
Depreciation, amortization, impairment and restructuring charges	168.1	174.9	(4)%	531.9	533.4	—%
Working capital changes and other non-cash items	10.6	(15.7)	N.M.	47.0	15.4	205%
Income tax expense (benefit)	64.8	26.8	142%	117.2	96.5	21%
Net interest expense, foreign exchange loss and other finance expenses	296.7	113.5	161%	648.3	294.7	120%
Net loss (gain) on derivative financial instruments	(390.0)	(76.1)	412%	(923.8)	(228.4)	304%
Loss (gain) on extinguishment of debt	—	—	— %	—	(0.1)	(100)%
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(0.5)	—	— %	(371.6)	—	— %
Cash interest expenses and cash derivatives	(80.3)	(81.6)	(2)%	(174.0)	(174.5)	—%
Income taxes paid	—	0.2	(100)%	(86.4)	(95.4)	(9)%

Net cash from operating activities	272.1	232.0	17%	784.7	743.3	6%

Cash flows from investing activities
Purchases of property and equipment	(78.1)	(62.6)	25%	(212.6)	(206.4)	3%
Purchases of intangibles	(51.1)	(47.5)	8%	(155.0)	(143.2)	8%
Acquisitions and disposals of and loans to equity accounted investees	(4.0)	(7.9)	(49)%	(9.9)	(24.1)	(59)%
Acquisition of subsidiaries, net of cash acquired	—	(0.4)	(100)%	—	(0.4)	(100)%
Proceeds from sale of property and equipment	0.1	0.3	(67)%	733.8	1.0	N.M.
Other investing activities	(4.0)	—	— %	(27.0)	—	— %

Net cash from (used in) investing activities	(137.1)	(118.1)	16%	329.3	(373.1)	N.M.

Cash flows from financing activities
Repayments of loans and borrowings	(101.3)	(99.8)	2%	(341.5)	(332.3)	3%
Proceeds from loans and borrowings	102.6	104.2	(2)%	275.8	294.1	(6)%
Repurchase of own shares	—	—	— %	(22.7)	—	— %
Payments related to capital reductions and dividends	—	—	— %	(149.0)	(156.0)	(4)%
Other financing activities (incl. leases)	(20.2)	(18.9)	7%	(70.5)	(63.7)	11%

Net cash used in financing activities	(18.9)	(14.5)	30%	(307.9)	(257.9)	19%

Net increase in cash and cash equivalents
Cash at beginning of period	829.5	94.9	774%	139.5	82.0	70%
Cash at end of period	945.6	194.3	387%	945.6	194.3	387%

Net cash generated	116.1	99.4	17%	806.1	112.3	618%

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 26

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2022	2021	Change %	2022	2021	Change %

Adjusted Free Cash Flow (5)
Net cash from operating activities	272.1	232.0	17%	784.7	743.3	6%
Cash payments for direct acquisition and divestiture costs	8.1	0.3	2,600%	16.9	2.7	526%
Operating-related vendor financing additions	102.6	104.3	(2)%	275.8	294.0	(6)%
Purchases of property and equipment	(78.1)	(62.6)	25%	(212.6)	(206.4)	3%
Purchases of intangibles	(51.1)	(47.5)	8%	(155.0)	(143.2)	8%
Principal payments on operating-related vendor financing	(93.0)	(85.3)	9%	(290.2)	(271.2)	7%
Principal payments on capital-related vendor financing	(7.8)	(14.0)	(44)%	(40.4)	(51.0)	(21)%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(8.3)	(7.4)	12%	(35.7)	(30.0)	19%
Principal payments on post acquisition additions to network leases	(8.7)	(8.2)	6%	(25.7)	(24.1)	7%

Adjusted Free Cash Flow (as previously defined)	135.8	111.6	22%	317.8	314.1	1%

Cash payments for direct acquisition and divestiture costs	(8.1)	(0.3)	2,600%	(16.9)	(2.7)	526%
Principal payments on pre-acquisition additions to network leases	(3.3)	(3.3)	—%	(9.8)	(9.8)	—%
Adjusted Free Cash Flow (as guided and currently defined)	124.4	108.0	15%	291.1	301.6	(3)%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 27
5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	September 30,	December 31,	Change
	2022	2021

ASSETS
Non-current Assets:
Property and equipment	2,199.2	2,114.8	84.4
Goodwill	1,823.8	1,823.8	—
Other intangible assets	1,203.2	783.0	420.2
Deferred tax assets	190.1	169.0	21.1
Investments in and loans to equity accounted investees	127.1	117.6	9.5
Other investments	7.7	7.7	—
Derivative financial instruments	712.9	30.8	682.1
Other assets	21.1	23.7	(2.6)
Total non-current assets	6,285.1	5,070.4	1,214.7

Current Assets:
Inventories	30.0	26.5	3.5
Trade receivables	170.2	174.3	(4.1)
Other current assets	167.7	135.7	32.0
Cash and cash equivalents	945.6	139.5	806.1
Derivative financial instruments	132.2	57.1	75.1
Total current assets	1,445.7	533.1	912.6

TOTAL ASSETS	7,730.8	5,603.5	2,127.3

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 28

(€ in millions)	September 30,	December 31,	Change
	2022	2021

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	690.0	697.7	(7.7)
Retained loss	(1,309.7)	(2,148.1)	838.4
Remeasurements	(0.1)	(9.6)	9.5
Total equity attributable to owners of the Company	(526.3)	(1,366.5)	840.2
Non-controlling interests	3.8	3.4	0.4
Total equity	(522.5)	(1,363.1)	840.6

Non-current Liabilities:
Loans and borrowings	6,414.5	5,080.3	1,334.2
Derivative financial instruments	21.1	174.0	(152.9)
Deferred revenue	2.2	3.6	(1.4)
Deferred tax liabilities	188.7	111.7	77.0
Other non-current liabilities	63.4	83.3	(19.9)
Provisions	21.1	14.8	6.3
Total non-current liabilities	6,711.0	5,467.7	1,243.3

Current Liabilities:
Loans and borrowings	492.3	498.8	(6.5)
Trade payables	196.1	166.5	29.6
Accrued expenses and other current liabilities	445.2	400.6	44.6
Provisions	102.6	88.4	14.2
Deferred revenue	117.6	115.2	2.4
Derivative financial instruments	40.0	58.9	(18.9)
Current tax liability	148.5	170.5	(22.0)
Total current liabilities	1,542.3	1,498.9	43.4

Total liabilities	8,253.3	6,966.6	1,286.7

TOTAL EQUITY AND LIABILITIES	7,730.8	5,603.5	2,127.3

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 29

6    Appendix

6.1    Reconciliation between profit for the period and Consolidated Annualized EBITDAaL (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA after leases (Adjusted EBITDAaL"). In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the September 30, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDAaL.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	June 30, 2022	September 30, 2022	September 30, 2022	September 30, 2022

Profit for the period	633.0	202.7	835.7	1,671.4

Income tax expense	(11.8)	64.8	53.0	106.0
Share of the result of equity accounted investees	(0.3)	0.7	0.4	0.8
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(371.1)	(0.5)	(371.6)	(743.2)
Net finance expense (income)	(91.3)	(93.3)	(184.6)	(369.2)
Depreciation, amortization, impairment and gain on disposal of assets	172.6	167.2	339.8	679.6

EBITDA (2)	331.1	341.6	672.7	1,345.4

Share based compensation	6.7	1.8	8.5	17.0
Operating charges related to acquisitions or divestitures	4.2	2.4	6.6	13.2
Restructuring charges	—	0.9	0.9	1.8
Measurement period adjustments related to business acquisitions	0.1	0.6	0.7	1.4

Adjusted EBITDA (2)	342.1	347.3	689.4	1,378.8

Depreciation on assets under leases	(19.6)	(20.9)	(40.5)	(81.0)
Interest expense on leases	(8.4)	(13.7)	(22.1)	(44.2)

Adjusted EBITDAaL (2)	314.1	312.7	626.8	1,253.6

Adjusted EBITDA margin	52.9%	52.6%	52.7%	52.7%
Adjusted EBITDAaL margin	48.6%	47.3%	47.9%	47.9%
Net profit margin	97.9%	30.7%	63.9%	63.9%

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 30
6.2    Reconciliation between reported and rebased financial information (unaudited)

(€ in millions)	Reported
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022

Revenue by nature
Video	142.7	136.1	134.4	135.3	548.5	133.6
Broadband internet	168.4	169.4	170.3	172.1	680.2	171.8
Fixed-line telephony	55.3	54.0	52.8	53.5	215.6	51.9
Cable subscription revenue	366.4	359.5	357.5	360.9	1,444.3	357.3
Mobile telephony	117.7	120.3	127.9	126.5	492.4	125.7
Total subscription revenue	484.1	479.8	485.4	487.4	1,936.7	483.0
Business services	45.4	44.9	45.5	45.3	181.1	44.3
Other	116.4	117.7	109.7	134.2	478.0	117.5
Total Revenue	645.9	642.4	640.6	666.9	2,595.8	644.8

Operating expenses by Nature
Network operating expenses	(57.7)	(48.4)	(51.6)	(47.5)	(205.2)	(58.8)
Direct costs (programming, copyrights, interconnect and other)	(128.6)	(121.7)	(130.7)	(141.0)	(522.0)	(127.8)
Staff-related expenses	(71.2)	(66.9)	(66.1)	(73.2)	(277.4)	(72.9)
Sales and marketing expenses	(19.3)	(20.0)	(20.5)	(28.3)	(88.1)	(19.9)
Outsourced labor and professional services	(7.1)	(8.1)	(8.4)	(8.2)	(31.8)	(9.2)
Other indirect expenses	(27.8)	(22.8)	(24.9)	(28.3)	(103.8)	(27.7)
Total operating expenses	(311.7)	(287.9)	(302.2)	(326.5)	(1,228.3)	(316.3)

Adjusted EBITDA (2)	334.2	354.5	338.4	340.4	1,367.5	328.5
Adjusted EBITDA margin	51.7%	55.2%	52.8%	51.0%	52.7%	50.9%

Depreciation on assets under leases	(22.3)	(22.9)	(22.3)	(22.4)	(89.9)	(23.1)
Interest expense on leases	(6.7)	(7.0)	(6.7)	(6.8)	(27.2)	(7.1)

Adjusted EBITDAaL (2)	305.2	324.6	309.4	311.2	1,250.4	298.3
Adjusted EBITDAaL margin	47.3%	50.5%	48.3%	46.7%	48.2%	46.3%

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(€ in millions)	Reflecting the sale of mobile tower business on June 1, 2022
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022

Revenue by nature
Video	—	—	—	—	—	—
Broadband internet	—	—	—	—	—	—
Fixed-line telephony	—	—	—	—	—	—
Cable subscription revenue	—	—	—	—	—	—
Mobile telephony	—	—	—	—	—	—
Total subscription revenue	—	—	—	—	—	—
Business services	—	—	(0.4)	(0.1)	(0.5)	—
Other	—	(0.3)	(0.5)	(0.6)	(1.4)	—
Total Revenue	—	(0.3)	(0.9)	(0.7)	(1.9)	—

Operating expenses by Nature
Network operating expenses	—	1.3	3.5	3.5	8.3	—
Direct costs (programming, copyrights, interconnect and other)	(1.1)	(1.3)	(1.0)	(1.1)	(4.5)	—
Staff-related expenses	1.2	1.2	1.0	1.1	4.5	—
Sales and marketing expenses	—	—	—	—	—	—
Outsourced labor and professional services	—	—	—	—	—	—
Other indirect expenses	(0.1)	(1.7)	(5.4)	(5.3)	(12.5)	—
Total operating expenses	—	(0.5)	(1.9)	(1.8)	(4.2)	—

Adjusted EBITDA (2)	—	(0.8)	(2.8)	(2.5)	(6.1)	—
Adjusted EBITDA margin

Depreciation on assets under leases	—	0.3	0.9	0.9	2.1	—
Interest expense on leases	—	(2.1)	(6.5)	(6.5)	(15.1)	—

Adjusted EBITDAaL (2)	—	(2.6)	(8.4)	(8.1)	(19.1)	—
Adjusted EBITDAaL margin

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 32

(€ in millions)	Rebased
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021	Q1 2022

Revenue by nature
Video	142.7	136.1	134.4	135.3	548.5	133.6
Broadband internet	168.4	169.4	170.3	172.1	680.2	171.8
Fixed-line telephony	55.3	54.0	52.8	53.5	215.6	51.9
Cable subscription revenue	366.4	359.5	357.5	360.9	1,444.3	357.3
Mobile telephony	117.7	120.3	127.9	126.5	492.4	125.7
Total subscription revenue	484.1	479.8	485.4	487.4	1,936.7	483.0
Business services	45.4	44.9	45.1	45.2	180.6	44.3
Other	116.4	117.4	109.2	133.6	476.6	117.5
Total Revenue	645.9	642.1	639.7	666.2	2,593.9	644.8

Operating expenses by Nature
Network operating expenses	(57.7)	(47.1)	(48.1)	(44.0)	(196.9)	(58.8)
Direct costs (programming, copyrights, interconnect and other)	(129.7)	(123.0)	(131.7)	(142.1)	(526.5)	(127.8)
Staff-related expenses	(70.0)	(65.7)	(65.1)	(72.1)	(272.9)	(72.9)
Sales and marketing expenses	(19.3)	(20.0)	(20.5)	(28.3)	(88.1)	(19.9)
Outsourced labor and professional services	(7.1)	(8.1)	(8.4)	(8.2)	(31.8)	(9.2)
Other indirect expenses	(27.9)	(24.5)	(30.3)	(33.6)	(116.3)	(27.7)
Total operating expenses	(311.7)	(288.4)	(304.1)	(328.3)	(1,232.5)	(316.3)

Adjusted EBITDA (2)	334.2	353.7	335.6	337.9	1,361.4	328.5
Adjusted EBITDA margin	51.7%	55.1%	52.5%	50.7%	52.5%	50.9%

Depreciation on assets under leases	(22.3)	(22.6)	(21.4)	(21.5)	(87.8)	(23.1)
Interest expense on leases	(6.7)	(9.1)	(13.2)	(13.3)	(42.3)	(7.1)

Adjusted EBITDAaL (2)	305.2	322.0	301.0	303.1	1,231.3	298.3
Adjusted EBITDAaL margin	47.3%	50.1%	47.1%	45.5%	47.5%	46.3%

Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo to the extent revenue and Adjusted EBITDA related to this transaction is no longer included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

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6.3    Definitions

1.Rebased information: On June 1, 2022, we successfully completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc. (“DigitalBridge”). For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to exclude the revenue and Adjusted EBITDA of TowerCo to the extent revenue and Adjusted EBITDA related to this transaction is no longer included in our current results. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
2.EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period and post-measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDAaL (Adjusted EBITDA after leases) is defined as Adjusted EBITDA further adjusted to include lease-related depreciation and interest expense. Adjusted EBITDA and Adjusted EBITDAaL are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and (i) represent an additional measure used by management to demonstrate the Company’s underlying performance both before and after including all lease-related expenses necessary to run the business and (ii) provide comparability between Telenet’s performance and the performance of other companies in the same or similar industries, although Telenet’s measure may not be directly comparable to similar measures used by other public companies. These non-GAAP measures should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 13.
3.Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
4.Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow (“OFCF”)) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights, mobile spectrum licenses and certain lease related capital additions. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
5.Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
6.Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Telenet and Partner Networks (commonly referred to as the "Combined Network").
7.Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's internet services over the Combined Network.

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 34
8.Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's fixed-line voice services over the Combined Network. Fixed-line Telephony Subscribers exclude mobile telephony subscribers.
9.Mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
10.Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
11.Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
12.Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
13.RGU is separately a Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
14.Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
15.Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the September 30, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
16.Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on October 27, 2022 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

TELENET GROUP HOLDING NV - EARNINGS RELEASE NINE MONTHS 2022 - 35
Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.9% in Telenet Group Holding NV (including any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2021 as well as unaudited consolidated financial statements and presentations related to the financial results for the nine months ended September 30, 2022 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook and performance, including revenue, Adjusted Free Cash Flow, Adjusted EBITDA, rebased Adjusted EBTIDAaL and Adjusted EBITDA less property & equipment additions, as well as our financial guidance; future growth prospects; strategies; product, network and technology launches and capabilities and expansion; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; the anticipated endeavors, growth and financial performance of the NetCo creation between Telenet and Fluvius, including the timing, costs and benefits to be derived therefrom; any dividends to be paid to shareholders; the anticipated continued expansion of our 5G network, including the timing, costs and benefits to be derived therefrom; the costs and benefits to be realized as a result of the company’s sale of its mobile tower infrastructure to DigitalBridge; and the anticipated impact of acquisitions on our combined operations and financial performance, each of which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, the potential adverse impact of the outbreak of the novel coronavirus (COVID-19) pandemic; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2021 have been prepared in accordance with EU IFRS unless otherwise stated and has been made available on the Company’s website.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow), Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 27, 2022 at 7:00am CET